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Exhibit 3.2

BYLAWS
OF
DAKOTA GROWERS RESTRUCTURING COMPANY, INC.

ARTICLE I

OFFICES AND CORPORATE SEAL

        Section 1.01.    Registered and Other Offices.    The registered office of the corporation in North Dakota shall be that set forth in the Articles of Incorporation or in the most recent amendment of the Articles of Incorporation or statement of the Board of Directors filed with the Secretary of State of North Dakota changing the registered office in the manner prescribed by law. The corporation may have such other offices, within or without the State of North Dakota, as the Board of Directors shall, from time to time, determine.

        Section 1.02.    Corporate Seal.    If so directed by the Board of Directors, the corporation may use a corporate seal. The failure to use such seal, however, shall not affect the validity of any documents executed on behalf of the corporation. The seal need only include the word "seal," but it may also include, at the discretion of the Board, such additional wording as is permitted by law.

ARTICLE II

MEETINGS OF SHAREHOLDERS

        Section 2.01.    Time and Place of Meetings.    Regular or special meetings of the shareholders, if any, shall be held on the date and at the time and place fixed by the President, in the absence of Board action, or the Board, except that a special meeting called by, or at the demand of a shareholder or shareholders, shall be held in the county where the principal executive office is located. Regular meetings will be held on an annual basis.

        Section 2.02.    Regular Meetings.    At any regular meeting of the shareholders there shall be an election of qualified successors for directors who serve for an indefinite term or whose terms have expired or are due to expire within six months after the date of the meeting. Any business appropriate for action by the shareholders may be transacted at a regular meeting. No meeting shall be considered a regular meeting unless specifically designated as such in the notice of meeting or unless all the shareholders are present in person or by proxy and none of them objects to such designation.

        Section 2.03    Audits and Reports:    The Board of Directors may require an auditor to submit a detailed report of the financial condition of any business transacted by the corporation at least monthly, and may have the books audited by a qualified public accountant at least once a year.

        One or more of the officers of the corporation shall submit at each regular meeting of the shareholders a report generally showing the business of the corporation for the previous fiscal year and generally showing the condition of the corporation at the close of such fiscal year.

        Section 2.04.    Demand by Shareholders.    Regular meetings may be demanded by a shareholder or a group of shareholders holding five (5) percent or more of the voting power of all shares entitled to vote. Written notice of demand for a regular meeting must be given to the president or secretary of the corporation. Any business appropriate for action by the shareholders may be transacted.

        Special meetings may be called for any purpose at any time by a shareholder or a group of shareholders holding ten (10) percent or more of the voting power of all the shares entitled to vote except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by twenty-five (25) percent or more of the voting power of all shares entitled to vote. Written notice of demand for a special meeting must contain the purpose of the meeting and must be given to the president or secretary of the corporation. The business transacted at a special meeting is limited to the purposes stated in the notice of the meeting.

        Section 2.05.    Quorum; Adjourned Meetings.    The holders of fifty percent (50%) of the voting power of the shares entitled to vote at a meeting constitute a quorum for the transaction of business; said holders may be present at the meeting either in person or by proxy. In the absence of a quorum, any meeting may be adjourned to a subsequent date, provided a notice of such adjournment is mailed to each shareholder entitled to vote at least five (5) days before such adjourned meeting. At adjourned meetings at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though withdrawal of shareholders originally present leaves less than the proportion or number otherwise required for a quorum.

        Section 2.06.    Voting.    At each meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote either in person or by proxy. Unless otherwise provided by the Articles of Incorporation or a resolution of the Board of Directors filed with the Secretary of State, each shareholder shall have one vote for each share held. Upon demand of any shareholder, the vote upon any question before the meeting shall be by ballot.

        Section 2.07.    Notice of Meetings.    Notice of all meetings of shareholders shall be given to every holder of voting shares, except where the meeting is an adjourned meeting and the date, time and place of the meeting were announced at the time of adjournment. The notice shall be given at least ten (10), but not more than thirty (30) days before the date of the meeting, except that written notice of a meeting at which there is to be considered (i) an agreement of merger or consolidation, (ii) a proposal to dispose of all or substantially all of the property and assets of the corporation, (iii) a proposal to dissolve the corporation, or (iv) a proposal to amend the Articles of Incorporation shall be given to all shareholders, whether entitled to vote or not, at least fourteen (14) days prior thereto. Every notice of any special meeting shall state the purpose or purposes for which the meeting has been called, and the business transacted at all special meetings shall be confined to the purpose stated in the call, unless all of the shareholders are present in person or by proxy and none of them objects to consideration of a particular item of business.

        Section 2.08.    Waiver of Notice.    A shareholder may waive notice of any meeting of shareholders. A waiver of notice by a shareholder entitled to notice is effective whether given before, at or after the meeting and whether given in writing, orally or by attendance.

        Section 2.09.    Authorization Without a Meeting.    Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting as authorized by law.

ARTICLE III

DIRECTORS

        Section 3.01.    General Purposes.    The business and affairs of this Corporation shall be managed by and shall be under the direction of the Board of Directors.

        Section 3.02.    Number, Qualifications and Term of Office.    The Board of Directors of this corporation shall consist of a minimum of seven (7) persons and a maximum of fifteen (15) persons. At all times, any five (5) directors must be residents of the State of North Dakota. The number of directors may be increased or, subject to North Dakota Business Corporation Act, decreased at any time by action of the Board of Directors. The Board of Directors shall be divided into three (3) classes designated as follows: Class I, Class II and Class III. There shall be an equal number of directors in each of Class I, Class II and Class III, except that, in the event that the Board of Directors consists of a number of directors such that mathematically there cannot be a equal number of directors in each of Class I, Class II and Class III, then the one remaining director shall be made a member of Class I and, if there is more than one remaining director, the first remaining director shall be made a member of Class I and the second remaining director shall be made a member of Class II. Each director in each of Class I, Class II and Class III shall hold office until the third regular meeting of stockholders following the regular meeting of the stockholders at which such director or such director's predecessor was elected, until his successor shall have been elected and shall qualify, or until he shall resign or shall have been removed as hereinafter provided; provided, however, that each initial director who is a member of Class I shall hold office until the corporation's regular meeting of stockholders in 2003; each initial director who is a member of Class II shall hold office until the corporation's regular meeting of stockholders in 2004; and each initial director who is a member of Class III shall hold office until the corporation's regular meeting in 2005.

        Section 3.03.    Board Meetings; Place and Notice.    Meetings of the Board of Directors may be held from time to time at any place within or without the State of North Dakota that the Board of Directors may designate. In the absence of designation by the Board of Directors, Board meetings shall be held at the principal executive office of the corporation, except as may be otherwise unanimously agreed orally or in writing or by attendance. A majority of the directors may call a meeting of the Board of Directors by giving ten (10) days notice to all directors of the date and time of meeting. The notice need not state the purpose of the meeting. Notice may be given by mail, telephone, telegram, or in person. If a meeting schedule is adopted by the Board, or if the date and time of a Board meeting has been announced at a previous meeting, no notice is required. A director may give advance written consent or opposition to a proposal to be acted on at a Board meeting.

        Section 3.04.    Waiver of Notice.    A director may waive notice of a meeting of the Board. A waiver of notice by a director is effective, whether given before, at or after the meeting and whether given in writing, orally or by attendance.

        Section 3.05.    Quorum.    A majority of the directors currently holding office is a quorum for the transaction of business.

        Section 3.06.    Vacancies.    Vacancies on the Board resulting from the death, resignation or removal of a director may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum. Each director elected under this Section 3.06 to fill a vacancy shall hold office until a qualified successor is elected by the shareholders at the next regular or special meeting of the shareholders.

        Section 3.07.    Committees.    The Board of Directors may, by resolution adopted by a majority of the Board of Directors, designate one or more committees, each such committee to consist of one or more persons who need not be directors. Except as expressly limited by the North Dakota Business Corporation Act, any such committee shall have and may exercise such powers as the Board of Directors may determine and specify in the resolution designating such committee. The Board of Directors, by resolution adopted by a majority of the Board of Directors, may also designate one or more additional persons who need not be directors as alternate members of any such committee to replace any absent or disqualified member at any meeting of the committee, and at any time may change the membership of any committee or amend or rescind the resolution designating the committee. Each committee shall keep a record of proceedings and report the same to the Board of Directors to such extent and in such form as the Board of Directors may require. Unless otherwise provided in the resolution designating a committee, a majority of all of the members of any such committee may fix its rules of procedure, fix the time and place of its meetings and specify what notice of meetings, if any, shall be given.

        Section 3.08.    Action without meeting.    Unless otherwise restricted by the Articles of Incorporation or these By-Laws, any action required or permitted to taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting if the number of members of the Board of Directors or the committee, as the case may be, that would otherwise be required to take such action at a meeting of the Board of Directors or the committee at which all members were present consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or the committee.

        Section 3.09.    Compensation.    The Board of Directors shall have the authority to fix the compensation of the directors, which may include their expenses, if any, of attendance at each meeting of the Board of Directors.

ARTICLE IV

OFFICERS

        Section 4.01.    Number.    The Board of Directors shall elect a Chairman of the Board of Directors, who shall preside at all meetings of the shareholders and Board of Directors, and who shall have such other powers as the Board shall prescribe, and a Vice-Chairman of the Board of Directors, who shall perform the duties of the Chairman in the absence of the Chairman, and such other duties as may be delegated by the Chairman. The officers of the corporation shall consist of the Chairman of the Board of Directors, the Vice-Chairman of the Board of Directors, a President and a Vice-President. There may also be additional Vice-Presidents, a Secretary, and a Treasurer, and such other officers as the Board of Directors, in its discretion, may deem necessary. From among the officers of the corporation, the Board of Directors shall appoint a Chief Financial Officer and a Chief Accounting Officer, for purpose of interaction with the Securities and Exchange Commission. Any two or more offices, except those of Chairman and Vice-Chairman, and President and Vice-President, may be held by more than one person.

        Section 4.02.    Election, Term of Office, Qualifications.    At each annual meeting of the Board of Directors the Board shall elect all of the officers of the corporation. All officers of the corporation except the President shall hold office until the annual meeting of the Board next succeeding their election to office, or until the election and qualification of their respective successors. The President shall continue to hold office until the election and qualification of his successor.

        Section 4.03.    Removal and Vacancies.    Any officer may be removed from his office by a majority of the whole Board of Directors, with or without cause. Such removal, however, shall be without prejudice to any contract rights of the person so removed. If there be a vacancy among the officers of the corporation by reason of death, resignation or otherwise, such vacancy may be filled for the unexpired term by the Board of Directors.

        Section 4.04.    President.    The President shall be the chief executive officer and shall have responsibility for the general active management of the corporation. The President shall:

  (a)
  sign all certificates of stock, bonds, deeds, mortgages, agreements, modification of mortgage agreements, leases, and contracts of the corporation, except in cases which the signing and execution thereof shall be expressly delegates by the Board of Directors or by these bylaws to some other officer or agent of the corporation, or shall be required by an law to be otherwise signed or executed; and

  (b)
  perform such other duties as the Board of Directors shall designate.

        Section 4.05.    Vice President(s).    The Vice President shall have such powers and shall perform such duties as may be specified in the Bylaws or prescribed by the Board of Directors or by the President. In the event of absence or disability of the President, the Vice President shall succeed to the

President's power and duties in the order designated by the Board of Directors. In the event that additional Vice Presidents are elected by the Board, they shall have such powers and shall perform such duties as may be specified in the Bylaws or prescribed by the Board of Directors or President.

        Section 4.06.    Secretary.    The Secretary shall keep accurate minutes of all meetings of the shareholders and the Board of Directors, shall give proper notice of meetings of shareholders and directors, and shall perform such other duties and have such other powers as the Board of Directors or the President may from time to time prescribe. In his absence at any meeting, an Assistant Secretary or a Secretary Pro Tempore shall perform the Secretary's duties.

        Section 4.07.    Treasurer.    The Treasurer shall have the care and custody of the money, funds, valuable papers, and documents of the corporation (other than his own bond, if any, which shall be in the custody of the President), and shall have and exercise, under the supervision of the Board of Directors, all the powers and duties commonly incident to his office, and shall give bond in such form and amount and with such sureties as shall be required by the Board of Directors. The Treasurer shall keep accurate accounts of all monies of the corporation received or disbursed. He shall deposit all monies, drafts and checks in the name of, and to the credit of, the corporation in such banks and depositaries as a majority of the whole Board of Directors shall from time to time designate. He shall have power to endorse for deposit all notes, checks and drafts received by the corporation. He shall disburse the funds of the corporation in the manner prescribed by the Board of Directors, making proper vouchers therefor. He shall render to the President and the directors, whenever required, an account of all his transactions as Treasurer and of the financial condition of the corporation and shall perform such other duties as may be prescribed from time to time by the Board of Directors or by the President.

        Section 4.08.    Additional Officers and Agents.    The Board of Directors, at its discretion, may appoint a general manager, one or more assistant treasurers, one or more assistant secretaries, and such other officers or agents as it may deem advisable, and may prescribe the duties of any such officer or agent.

        Section 4.09.    Compensation.    The officers of the corporation shall receive such compensation for their services as may be determined from time to time by resolution of the Board of Directors.

ARTICLE V

SHARES AND THEIR TRANSFER

        Section 5.01.    Certificates for Shares.    Every shareholder of this corporation shall be entitled to a certificate, to be in such form as prescribed by law and adopted by the Board of Directors, certifying the number of shares of the corporation owned by him. The certificates shall be numbered in the order in which they are issued and shall be signed by the President or Vice President and by the Secretary or an Assistant Secretary.

        Section 5.02.    Transfer of Shares.    Transfer of shares on the books of the corporation may be authorized only by the shareholder named in the certificate or the shareholder's legal representative, or the shareholder's duly authorized attorney in fact, and upon surrender of the certificate or the certificates for such shares. The corporation may treat, as the absolute owner of shares of the corporation, the person or persons in whose name or names the shares are registered on the books of the corporation.

        Section 5.03.    Lost Certificates.    A new share certificate may be issued in place of one that is alleged to have been lost, stolen or destroyed, but only in accordance with applicable law and such other reasonable requirements imposed by the Board of Directors.

ARTICLE VI

AMENDMENTS

        Section 6.01.    Subject to the power of shareholders to adopt, amend, or repeal these Bylaws as provided in North Dakota Business Corporation Act, any Bylaw may be amended or repealed by the Board of Directors at any meeting, provided that, after adoption of the initial Bylaws, the Board shall not adopt, amend, or repeal a Bylaw fixing a quorum for meetings for shareholders, prescribing procedures for removing directors or filling vacancies in the Board, or fixing the number of directors or their classifications, qualifications, or terms of office.

ARTICLE VII

INDEMNIFICATION

        Section 7.01.    Any person who at any time shall serve or shall have served as director, officer or employee of the corporation, or of any other enterprise at the request of the corporation, and the heirs, executors and administrators of such person shall be indemnified by the corporation, in accordance with and to the fullest extent permitted by North Dakota Business Corporation Act, as it may be amended from time to time.

        The undersigned Secretary hereby certifies that the foregoing Bylaws were adopted as the complete Bylaws of the corporation by the Board of Directors of said corporation as of this             day of January, 2002.

_______________________________, Secretary

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  Exhibit 3.2
BYLAWS OF DAKOTA GROWERS RESTRUCTURING COMPANY, INC.
ARTICLE I OFFICES AND CORPORATE SEAL
ARTICLE II MEETINGS OF SHAREHOLDERS
ARTICLE III DIRECTORS
ARTICLE IV OFFICERS
ARTICLE V SHARES AND THEIR TRANSFER
ARTICLE VI AMENDMENTS
ARTICLE VII INDEMNIFICATION